CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.1

LICENSE AGREEMENT

Dated as of June 23, 2014

by and between

Ligand Pharmaceuticals Incorporated

and

TG Therapeutics, Inc.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of June 23, 2014 (the “Effective Date”) by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation organized having its place of business at 11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037 (including its successors and permitted assigns, “Licensor”), and TG Therapeutics, Inc., a Delaware corporation with its place of business at 3 Columbus Circle, 15th Floor, New York, New York 10019 (including its successors and permitted assigns and all of its Affiliates, “TGTX”). TGTX, on the one hand, and Licensor, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, TGTX is engaged in the research, development, manufacturing and commercialization of pharmaceutical products, and TGTX is interested in developing and commercializing products containing or comprising the Compounds; and

WHEREAS, TGTX desires to license from Licensor and Licensor wishes to license to TGTX, on an exclusive basis, the right to use, develop and commercialize Licensor Technology in and for a defined field of use.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1        “Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise.

1.2       “Calendar Quarter” means each three month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.3       “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.4       “Combination Product” means a product (a) containing a Licensed Product together with one or more other active ingredients, or (b) with one or more products, devices, pieces of equipment or components, but sold for an integrated price (e.g., with the purchase of one product the customer gets a coupon for the other) or for a single price.

1.5       “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.6       “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or such Party’s applicable Affiliate with respect to any objective, such reasonable, diligent, and good faith efforts normally used to accomplish a similar objective under similar circumstances by a similarly-situated company. Commercially Reasonable Efforts will not mean that a Party commits that it or such Party’s applicable Affiliate will actually accomplish the applicable task.

1.7       “Compounds” means Licensor’s proprietary Interleukin-1 Receptor Associated Kinase-4 (IRAK-4) inhibitors set forth on Schedule 1 and any other salts, solvates, esters, metabolites, hydrates, intermediates, stereoisomers, polymorphs, and derivatives of such compounds, and any other IRAK-4 inhibitors discovered or developed by Licensor during the first six months after the Effective Date and any other salts, solvates, esters, metabolites, hydrates, intermediates, stereoisomers, polymorphs, and derivatives of such compounds.

1.8       “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.9        “Covered” means, with respect to a Licensed Product, that the manufacturing, importing, using, selling, or offering for sale of such Licensed Product would, but for ownership of or a license granted hereunder under Licensor’s relevant Patent Rights, infringe a Valid Claim of Licensor’s relevant Patent Rights in the country in which the activity occurs.

1.10       “Development” or “Develop” means, with respect to a Licensed Product, the performance of all preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product.

1.11       “EMA” means the European Medicines Agency or any successor agency.

1.12       “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.13       “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.14       “Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans.

1.15       “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product in such country to a Third Party by TGTX, an Affiliate of TGTX or a Sublicensee after Regulatory Approval therefor has been obtained in such country.

1.16       “GAAP” means United States generally accepted accounting principles.

1.17       “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.18       “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, software, works of authorship, plans, concepts, ideas, biological and other materials, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or pending patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, moral, trade-secret, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.19       “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition, which a Licensed Product is intended to address; provided, however, that with respect to the each of the Product Milestone Events, if each of the first two Indications for which a particular Product Milestone Event has been achieved both involve oncology, no further indication shall (with regard to such particular Product Milestone Event) be deemed to be an Indication unless the further indication is for a non-oncology indication. For the avoidance of doubt, in the event the first two Indications for which a particular Product Milestone Event has been achieved both involve oncology, no additional milestones shall be due under Section 5.2 for any subsequent, oncology-related Indication.

1.20       “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.21       “Licensed Product” means any pharmaceutical product, in any dosage form, preparation, composition, formulation, presentation or package configuration, that is Commercialized or undergoing research or preclinical or clinical Development that contains or comprises, in part or in whole, a Compound. For clarity: if a product is described by the foregoing sentence it is a “Licensed Product” for all purposes hereof whether or not it is Covered and whether or not the manufacturing, importing, using, selling, or offering for sale of such product would, but for a license granted under this Agreement under the Licensor Technology, infringe any Licensor Technology in the country in which the activity occurs.

1.22       “Licensor Know-How” means any and all Know-How that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and (b) pertains directly and particularly to the Compounds and (c) is from time to time expressly identified in writing by Licensor to TGTX as constituting Licensor Know-How. For clarity: any and all Know-How which Licensor determines, in its reasonable discretion, not to so expressly identify as being within the definition of Licensor Know-How shall not constitute Licensor Know-How. The Licensor Know-How shall include, but not be limited to, the Know-How listed on Schedule 2 hereto.

1.23       “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and that pertain directly and particularly to the Compounds, other inhibitors of IRAK-4 and/or IRAK-4 inhibition. The Licensor Patents shall include, but not be limited to, all Patent Rights set forth on Schedule 3 hereto.

1.24       “Licensor Technology” means the Licensor Patents and the Licensor Know-How.

1.25       “Major Market” means any of the (a) United States, (b) the European Union (either in its entirety or including at least one Major Market EU Country, as determined by TGTX in its sole discretion), or (c) Japan.

1.26       “Major Market EU Country” means any of France, Germany and the United Kingdom.

1.27       “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.28       “NDA Approval” means the receipt of notice from the relevant US Regulatory Authority that an NDA for a Licensed Product has met all the criteria for marketing approval.

1.29       “Net Sales” means the gross amount invoiced or otherwise charged by TGTX, its Affiliates and Sublicensees to unrelated Third Parties for a Licensed Product, less:

(a)	Normal and customary trade, quantity, cash and discounts and credits allowed and taken;

(b)	Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced such as those outlined in Section 1.29(a) above), including, without limitation, Medicaid rebates, institutional rebates or volume discounts;

(c)	Product returns and allowances;

(d)	Administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(e)	Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(f)	Any tax, tariff or duties imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced; and

(g)	Bad debt actually written off during the accounting period (provided, that any bad debt write-off so taken which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs).

Notwithstanding the foregoing, amounts invoiced by TGTX and its Affiliates and Sublicensees for sales of Licensed Products among TGTX and its Sublicensees and their respective Affiliates for resale shall not be included in the computation of Net Sales.

In the event that a Licensed Product is commercialized as part of a Combination Product for a single price, then for the purpose of determining Net Sales the gross amount invoiced or otherwise charged by TGTX for such Licensed Product shall be calculated by multiplying the sales price of such Combination Product by the fraction A/(A+B) where A is the fair market value of the Licensed Product and B is the fair market value of the other product(s) in the Combination Product; and the applicable deductions from the gross amount invoiced or otherwise charged by TGTX shall be allocated between the Licensed Product and the other product(s) in the Combination Product in the same proportion.

1.30        “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction, provided however that, with respect to items (b) and (c), no patent application shall be pending for a period of greater than seven years from its actual date of filing.

1.31       “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.32        “Phase I Trial” means a clinical trial of a Licensed Product in human patients conducted primarily for the purpose of determining the safety of and/or the metabolism and pharmacologic actions of the Licensed Product in humans, as described under 21 CFR § 312.21(a) (as hereafter modified or amended) and any of its foreign equivalents.

1.33       “Phase III Trial” means a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) to be, either by itself or together with one or more other clinical trials having a comparable design and size, the final human clinical trial in support of Regulatory Approval of the Licensed Product, and (d) consistent with 21 CFR § 312.21(c) (as hereafter modified or amended) and any of its foreign equivalents. Provided that, and for avoidance of doubt: any pivotal trial, which is intended to be or is in fact used as one of the adequate and well-controlled trials for registration in any jurisdiction, shall be deemed to be a Phase III Trial.

1.34       “Product Milestone Events” means the second, third, fourth, fifth, sixth and seventh milestone events specified in Section 5.2.

1.35       “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.36       “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, manufacture, use, storage, import, transport and Commercialization of a given Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed prior to the sale of a Licensed Product in the Field.

1.37       “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of a given Licensed Product in such country until the later of (a) expiry of the last-to-expire Licensor Patent containing a Valid Claim to the Compound in such country; or (b) the 10th anniversary of the First Commercial Sale of such Licensed Product in such country. In a country where no Licensor Patent containing a Valid Claim with respect to the Compound has ever existed nor ever exists, the Royalty Term means on a product-by-product and country-by-country basis, the period from the First Commercial Sale of such product in such country until the 10th anniversary of such First Commercial Sale of such product in such country.

1.38       “Sales Milestone Events” means the eighth and ninth milestone events specified in Section 5.2.

1.39       “Share Value” as of a particular date means the mean average of the respective trading days’ closing sale prices of the Shares on the Shares’ principal United States securities exchange for each of the eighteen trading days immediately preceding such date; it being understood that any such closing sale prices shall be adjusted appropriately to reflect the occurrence of any stock split, reverse stock split, recapitalization, reorganization or other such event.

1.40       “Shares” means shares of TGTX’s common stock, par value $0.001 per share, as constituted on the Effective Date; the meaning of such term shall be adjusted appropriately to reflect the occurrence of any stock split, reverse stock split, recapitalization, reorganization or other such event.

1.41       “Sublicensee” means a Person, other than an Affiliate of TGTX, to which TGTX (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1. “Sublicense” shall be construed accordingly.

1.42       “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.43       “Third Party” means any Person other than Licensor, TGTX or Affiliates of either of them, or any Sublicensees.

1.44       “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product, or its use, Development, manufacture or sale infringes such Third Party’s intellectual property rights.

1.45        “United States” or “US” means the United States of America and its territories and possessions.

1.46       “Upfront Shares” means 125,000 Shares.

1.47       “Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.48       The definition of each of the following terms is set forth in the section of the Agreement indicated below:

“Action” has the meaning set forth in Section 6.5(b).

“Claim” has the meaning set forth in Section 9.1.

“Confidential Information” has the meaning set forth in Section 7.1.

“Controlling Party” has the meaning set forth in Section 6.6(c).

“Development Program” has the meaning set forth in Section 3.1.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Generic Supply” has the meaning set forth in Section 5.4(b).

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Licensor Indemnitees” has the meaning set forth in Section 9.1.

“Notice” has the meaning set forth in Section 7.6.

“Publishing Party” has the meaning set forth in Section 7.6.

“Receiving Party” has the meaning set forth in Section 7.1.

“Term” has the meaning set forth in Section 10.1.

“TGTX Indemnitees” has the meaning set forth in Section 9.2.

ARTICLE II

LICENSES AND OTHER RIGHTS

2.1       Grant of License to TGTX. Subject to the terms and conditions of this Agreement, Licensor hereby grants to TGTX and its Affiliates, and TGTX and its Affiliates hereby accept, an exclusive (even as to Licensor), worldwide, royalty-bearing right and license (with the right to sublicense, and to further sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to research, Develop, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products in and for the Field. Licensor and its Affiliates grant no licenses or rights to use other than as expressly set forth herein.

2.2       Grant of Sublicenses by TGTX. TGTX shall have the right, in its sole discretion, to grant Sublicenses, in whole or in part, under the license granted in Section 2.1; provided, however, that the granting by TGTX of a Sublicense shall not relieve TGTX of any of its obligations hereunder; and provided, further, that TGTX’s right to grant a Person a Sublicense shall be subject to TGTX including within such Sublicense express provisions binding the Sublicensee to all of the duties, obligations, restrictions and acknowledgements hereunder of TGTX (with Licensor being an express third-party beneficiary thereof), and stating that the Sublicense shall (except as otherwise expressly provided in Section 10.3 or 10.4(c)) automatically terminate upon the expiration or earlier termination of this Agreement. Notwithstanding the foregoing sentence, it is not required that a Sublicense include provisions for the Sublicensee to pay Royalties or make milestone payments directly to Licensor or to provide royalty reports directly to Licensor. TGTX shall ensure that all of its Sublicensees shall comply with the terms and conditions of this Agreement (as applicable to them) and TGTX shall be and remain fully responsible for the compliance by such Sublicensees with the terms and conditions of this Agreement (as applicable to them) as if such Sublicensees were TGTX hereunder. Except for Sublicenses as expressly allowed herein, TGTX acknowledges that it has no right to, and agrees not to purport to, grant to anyone a sublicense under the Licensor Technology.

2.3       Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor to TGTX are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the US Bankruptcy Code. The Parties agree that TGTX, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the US Bankruptcy Code.

2.4       Service Agreement. The Parties acknowledge that the Parties may choose in the future to negotiate toward a research agreement in support of the Development Program; however, neither Party shall be obligated to negotiate toward, or to enter into, such a research agreement, and in the absence of any such definitive written research agreement Licensor shall have no obligation to assist TGTX’s research and development.

ARTICLE III

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1       Diligence by TGTX. TGTX shall use Commercially Reasonable Efforts to Develop and to Commercialize at least one Licensed Product in and for the Field in at least one Major Market. In connection therewith, TGTX shall formulate and execute a preclinical and clinical development program to Develop one or more Licensed Products in and for the Field in at least one Major Market (the “Development Program”).

3.2       No Guaranty of Favorable Results. Licensor does not warrant that the Development Program, TGTX’s other preclinical studies and evaluation (if any) and/or TGTX’s clinical studies (if any) will produce any particular results or any favorable results.

3.3       TGTX Responsibility and Authority for Development. TGTX shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop any Licensed Products in and for the Field and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies TGTX believes appropriate to obtain Regulatory Approval for Licensed Products in and for the Field.

3.4       Commercialization. TGTX shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize any Licensed Products in and for the Field itself or through one or more Sublicensees or other Third Parties selected by TGTX and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Licensed Products.

3.5       Manufacturing. TGTX shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture, at the clinical and/or commercial stage, any Licensed Product in and for the Field itself or through one or more Sublicensees selected by TGTX.

3.6       Reporting to Licensor. TGTX shall, at least once each Calendar Year, provide to Licensor an update report regarding the progress of all research and Development efforts toward Licensed Products and regarding the progress of Commercialization of Licensed Products.

3.7       Right to Subcontract of TGTX. Subject to any required compliance with Section 2.2, TGTX may exercise any of the rights or obligations that TGTX may have under this Agreement (including, without limitation, any of the rights licensed in Section 2.1 hereof) by Sublicensing, but any Sublicense granted or entered into by TGTX as contemplated by this Section 3.7 or any Sublicensee’s exercise or performance of all or any portion of the rights or obligations that TGTX may have under this Agreement shall not relieve TGTX from any of its obligations under this Agreement.

3.8       Compliance with Law. TGTX undertakes and agrees that the conduct of the Development Program, the use of the Licensor Technology, and all Development, manufacture and Commercialization of Licensed Products by it and its Affiliates and Sublicensees shall comply in all material respects with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, environmental, occupational safety/health, safety and import/export restrictions, laws, rules and regulations.

3.9       Costs and Expenses. As between Licensor and TGTX, TGTX shall be solely responsible for all costs and expenses related to Development, manufacture and Commercialization of the Licensed Products, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to Licensed Product.

3.10       .Patent Marking. TGTX agrees that with respect to each unit or package of Licensed Products sold in a given country, TGTX shall comply with the customary patent marking laws and practices of such country as to the applicable Licensor Patents.

3.11       Trademarks. As between Licensor and TGTX, TGTX shall have the sole authority to select trademarks for Licensed Products and shall own all such trademarks. Licensor does not grant TGTX the right to use any trademarks of Licensor or its Affiliates.

ARTICLE IV

REGULATORY MATTERS

4.1       Regulatory Filings. As between TGTX and Licensor, TGTX (or its applicable Affiliate) shall own and maintain all regulatory filings made after the Effective Date for Licensed Products and all Regulatory Approvals for Licensed Products.

4.2       Communications with Authorities. TGTX (or one of its Affiliates or Sublicensees) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Licensed Products. At the request of TGTX, Licensor shall make available to TGTX, at no more than a reasonable charge, a qualified representative who shall, together with the representatives of TGTX, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating solely to the Licensor Technology.

4.3       Adverse Event Reporting. TGTX agrees to comply with any and all Laws that are applicable to it as of the Effective Date and thereafter during the Term in connection with Licensed Product safety data collection and reporting (and, if applicable, recalls). TGTX shall provide annually to Licensor a listing of each serious untoward medical occurrence in a patient or subject who is administered a Licensed Product and shall, should Licensor expressly so request and TGTX approve (such approval not to be unreasonably withheld), provide Licensor with additional detail as to such ones of such occurrences as Licensor may designate.

ARTICLE V

Financial Provisions

5.1       Upfront Fee. TGTX becomes obligated on the Effective Date to pay Licensor the Upfront Shares in partial consideration of the rights granted to Company under this Agreement. TGTX shall deliver to Licensor a stock certificate representing the Upfront Shares on the Effective Date or within five business days thereafter, provided that in any event such stock certificate is delivered on or before June 30, 2014. Such stock certificate shall be unlegended except for a standard securities-law restrictive legend.

5.2       Commercial Milestone Payments. As further partial consideration for Licensor’s grant of the rights and licenses to TGTX hereunder, TGTX shall pay to Licensor the following one-time, non-refundable milestone payments (a) with regard to the first Licensed Product to achieve the respective Product Milestone Event, for each of the first * Indications for which a Licensed Product achieves the respective Product Milestone Event, and (b) upon achievement of each respective Sales Milestone Event by TGTX or its Affiliate or Sublicensee. TGTX shall promptly, but in no event later than 15 days following TGTX or its Affiliate’s receipt of actual knowledge of each achievement of a milestone event, notify Licensor in writing of the achievement of such milestone event and shall pay the relevant milestone payment within 20 days thereafter. All milestone and other Article V payments shall be paid in cash except that in the case of any achievement of the second Product Milestone Event (Enrollment of at least 100 patients (combined) in all clinical trials for the indication), TGTX shall have the right to elect (but only within the notice of achievement referred to in the preceding sentence, and only if such notice of achievement is not delivered untimely) to pay any amounts owed not in the form of cash but rather in the form of a number of Shares equal to amount owed divided by the Share Value as of the date such notice of achievement is delivered; or some portion (designated and specified by TGTX in its discretion within such notice of achievement, which such notice of achievement is not delivered untimely) of the amount owed in cash and the remainder in the form of a number of Shares equal to such remainder divided by the Share Value as of the date such notice of achievement is delivered. (Any such election shall be irrevocable.) If TGTX makes such election it shall deliver to Licensor a stock certificate representing the Shares on the date such notice of achievement is delivered or within five business days thereafter; such stock certificate shall be unlegended except for a standard securities-law restrictive legend.

Milestone Event	Milestone Payment	Total Milestone Payments (if achieved with three Indications)
First dosing of any patient in any Phase I Trial	* Shares		n/a
Enrollment of at least 100 patients (combined) in all clinical trials for the Indication	$* (per Indication)	$	*
Enrollment of first patient in first Phase III Trial	$* (per Indication)	$	*
NDA filing in the United States for a Licensed Product	$* (per Indication)	$	*
Regulatory Approval in the United States for a Licensed Product	$* (per Indication)	$	*
Regulatory Approval in or for a Major Market EU Country for a Licensed Product	$* (per Indication)	$	*
Regulatory Approval in Japan for a Licensed Product	$* (per Indication)	$	*
The first time aggregate worldwide Net Sales for all Licensed Products exceeds $1,000,000,000 in any Calendar Year	$*		n/a
The first time aggregate worldwide Net Sales for all Licensed Products exceeds $3,000,000,000 in any Calendar Year	$*		n/a

* Confidential material redacted and filed separately with the Commission.

For avoidance of doubt: it is possible that the first three Indications to achieve a particular milestone event might not be identical with the first three Indications to achieve a different particular milestone event; this non-identity would not affect the validity of the three-time milestone event achievement for either of the milestone events. For the avoidance of doubt, in the event the first two Indications for which a particular Product Milestone Event has been achieved both involve oncology, no additional milestones shall be due under Section 5.2 for any subsequent, oncology-related Indication.

5.3         Deemed Achievement of Commercial Milestones. Upon achievement of any respective Product Milestone Event with regard to a particular Indication, all “prior” milestone events shall be deemed to be thereby achieved as to such Indication; and if the milestone payment for any such “prior” milestone events so deemed to be thereby achieved has not previously been paid, it shall thereupon also be paid, forthwith (unless the deemed-achieved milestone event has already been achieved and paid for three times).

5.4         Royalty, Etc. Payments for Licensed Products.

(a)       With respect to Net Sales of all Licensed Products which are Covered under a Licensor Patent as of the time of the Net Sales: As further consideration for Licensor’s grant of the rights and licenses to TGTX hereunder, TGTX shall pay to Licensor a royalty on aggregate annual worldwide Net Sales of all such Licensed Products by TGTX and its Affiliates and Sublicensees (but excluding Net Sales of a given Licensed Product after its applicable Royalty Term), at the percentage rates set forth below:

Annual Worldwide Net Sales of All (Covered) Licensed Products per Calendar Year (US Dollars)	Incremental Royalty Rate
For Net Sales of such Licensed Products from $0 up to and including $1,000,000,000	6%
For that portion of Net Sales of such Licensed Products that is greater than $1,000,000,000	9.5%

By way of illustration, assume in a Calendar Year that aggregate worldwide annual Net Sales of all such Licensed Products total $1,950,000,000. The total royalties due and payable by TGTX to Licensor for such Net Sales would be $150,250,000, calculated as follows:

$1,000,000,000 x 6%  = $60,000,000

$950,000,000 x 9.5%  = $90,250,000

Total Royalty  = $150,250,000

(b)       With respect to Net Sales of all Licensed Products which are not Covered under any Licensor Patent as of the time of the Net Sales: In addition, as further consideration for Licensor’s grant of the Licensed Know-How rights and licenses to TGTX hereunder, TGTX shall pay to Licensor a payment in the nature of royalties on aggregate annual worldwide Net Sales of all such Licensed Products by TGTX and its Affiliates and Sublicensees (but excluding Net Sales of a given Licensed Product after its applicable Royalty Term), at the percentage rates set forth below:

Annual Worldwide Net Sales of All (Uncovered) Licensed Products per Calendar Year (US Dollars)	Incremental Royalty Rate
For Net Sales of such Licensed Products from $0 up to and including $1,000,000,000	4.5%
For that portion of Net Sales of such Licensed Products that is greater than $1,000,000,000	7.125%

Provided, that for the purposes of this Section 5.4(b), only *% of the Net Sales of a Licensed Product in a country during the time period when a Generic Supply of such Licensed Product is being lawfully Commercialized in such country, shall be subject to such payment in the nature of royalties and the other *% shall be excluded. A “Generic Supply” of a Licensed Product shall be deemed to be being Commercialized in a country if and only if the aggregate market share of all generic versions of such Licensed Product in such country in the calendar year in question is at least *%.

(c)       In establishing the royalty/payment in the nature of royalties structure hereunder, the Parties recognize, and TGTX acknowledges, the substantial value of the various obligations being undertaken by Licensor under this Agreement, in addition to the grant of the license under the Licensor Patents, to enable the rapid and effective market introduction of the Licensed Products. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate Licensor for these obligations.

(d)       For purposes of determining whether the Section 5.4(a) or Section 5.4(b) royalty/payment in the nature of royalties threshold has been attained, only Net Sales that are subject to a Section 5.4(a) payment or a Section 5.4(b) payment, respectively, shall be included in the total amount of Net Sales and any Net Sales that are not subject to such a respective payment shall be excluded. In addition, in no event shall the manufacture of a Licensed Product give rise to a royalty/payment in the nature of royalties obligation until the particular unit of Licensed Product is sold; but if Net Sales of a particular unit of Licensed Product might or might not be subject to a royalty/payment in the nature of royalties payment (e.g., manufactured in Country A where the Royalty Term has expired but sold in Country B where the Royalty Term has not expired), the sale shall be deemed to be subject to a royalty/payment in the nature of royalties payment. For clarity, TGTX’s obligation to pay royalties to Licensor under Section 5.4(a) is imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensor Patents pertaining thereto or the number of times such Licensed Product has been sold or transferred to a Person.

(e)       On a Licensed Product by Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, the rights, licenses and sublicenses granted to TGTX hereunder with respect to such Licensed Product in such country shall continue in effect but become fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable.

5.5       Timing of Payment. Royalties/payments in the nature of royalties payable under Section 5.4 shall be payable on actual Net Sales and shall accrue at the time provided therefor by US GAAP. Royalty/payment in the nature of royalties obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within 30 days after the end of each Calendar Quarter during which the royalty/payment in the nature of royalties obligation accrued; provided that within 50 days after the conclusion of each Calendar Year TGTX shall provide notice to Licensor of any adjustments necessary to account for any royalties/payment in the nature of royalties which were overpaid or underpaid for such prior Calendar Year’s Calendar Quarters, and the Parties shall promptly true-up based on such adjustments, provided however, the lapse of such 50-day period shall not impact the right of TGTX to credit any over-payments discovered during an audit against future royalties due under Section 5.7 hereof.

* Confidential material redacted and filed separately with the Commission.

5.6         Royalty (Etc.) Reports and Records Retention. Within 60 days after the end of each Calendar Quarter during which Licensed Products have been sold, TGTX shall deliver to Licensor, together with the applicable royalty/payment in the nature of royalties payment due, a written report, on a Licensed Product-by-Licensed Product (and specifying non-Covered status, as applicable) and country-by-country basis, of (a) gross invoiced (or otherwise charged) amounts of sales, by TGTX and its Affiliates and Sublicensees, of Licensed Products subject to royalty payments for such Calendar Quarter (and, if non-Covered, subject to royalty/payment in the nature of royalties payments for such Calendar Quarter), (b) amounts deducted by category (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (c) Net Sales subject to royalty or royalty/payment in the nature of royalties payments for such Calendar Quarter and Calendar Year to date and (d) the corresponding royalty or royalty/payment in the nature of royalties. Such report shall be deemed “Confidential Information” of TGTX subject to the obligations of Article VII of this Agreement. For three years after each sale of a Licensed Product (whether Covered or not), TGTX shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty or royalty/payment in the nature of royalties calculations hereunder.

5.7         Audits.

(a)       From the First Commercial Sale (of the first Licensed Product to have a First Commercial Sale) until one Calendar Year after the conclusion of the final Royalty Term, upon the written request of Licensor, and not more than once in each Calendar Year, TGTX shall permit, shall cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor (who has not been engaged by Licensor to provide services in any other capacity at any time during the three-year period before such selection), and reasonably acceptable to TGTX or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of TGTX and its Affiliates or Sublicensees to verify the accuracy of the royalty and payment in the nature of royalties reports and payments under this Article V. Such review may cover: (i) the records for sales made in any Calendar Year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior audit.

(b)       If such accounting firm concludes that additional royalties and/or royalties/payment in the nature of royalties were owed during such period, TGTX shall pay the additional royalties and/or royalties/payment in the nature of royalties within 15 days after the date such public accounting firm delivers to TGTX such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or at TGTX’s request, shall be reimbursed to TGTX within 30 days after the date such public accounting firm delivers such report to TGTX. If TGTX disagrees with such calculation, TGTX may contest such calculation in writing – at which point the parties will work in good faith to submit the matter to a mediator for resolution. If the parties are unable to reach an agreement via mediation, then TGTX may initiate a court action to seek to recover the additional payment or to increase the amount of credit or reimbursement. Licensor shall pay for the cost of any audit by Licensor, unless TGTX has underpaid Licensor by 5% or more for a specific royalty period, in which case TGTX shall pay for the reasonable costs of audit.

(c)       Each Party shall treat all information that it receives under this Section 5.7 in accordance with the confidentiality provisions of Article VII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.8         Mode of Payment and Currency. All payments to Licensor under this Agreement, whether or not in respect of Net Sales or milestone events, shall be made by deposit of US Dollars in the requisite amount to such bank account as Licensor may from time to time designate by advance written notice to TGTX. Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with TGTX’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Based on the resulting Net Sales in US Dollars, the then applicable royalties/payment in the nature of royalties shall be calculated.

5.9         Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) US dollar one-month LIBOR plus 500 basis points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

5.10       Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes and duties, and TGTX shall be responsible for payment of all such taxes (other than taxes based on Licensor’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, payments in the nature of royalties, milestone payments, and other payments made by TGTX to Licensor under this Agreement. To the extent TGTX is required to withhold taxes on any payment to Licensor, TGTX shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Licensor may reasonably request, to establish that such taxes have been paid. Licensor shall provide TGTX any tax forms that may be reasonably necessary in order for TGTX to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use Commercially Reasonable Efforts to provide any such tax forms to TGTX at least 45 days before the due date for any payment for which Licensor desires that TGTX apply a reduced withholding rate. Each Party shall provide the others with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Licensor shall indemnify and hold TGTX harmless from and against any penalties, interest or other tax liability arising from any failure by TGTX (at the express request of Licensor) to withhold or by reduction (at the express request of Licensor) in its withholding.

ARTICLE VI

Inventions and Patents

6.1        Third Party Inventions and Know-How. As between Licensor and TGTX, all inventions and Know-How made by a Third Party in the course of the Development Program shall be owned by TGTX.

6.2        Patent Prosecution and Maintenance.

(a)       Licensor Patents. Licensor shall have the first right to file, prosecute and maintain Licensor Patents in Licensor’s name.

(b)       New or Revised Applications. Licensor will, upon forming an intention to file or revise one or more patent applications which would become or are Licensor Patent Rights subject to the License grant in Article II, promptly inform TGTX of such intention, and will provide TGTX with the opportunity to comment on the content of such Licensor patent application before so filing or revising. Licensor shall consider any such reasonable TGTX comments in good faith.

(c)       Liaising. Licensor shall keep TGTX promptly and regularly informed of the course of the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and to take into consideration the advice and recommendations of TGTX.

(d)       Election Not to File/Prosecute/Maintain Licensor Patents. TGTX acknowledges and agrees that Licensor shall not be required to file, prosecute or maintain Patent Rights for the Licensor Patents, provided, however, if Licensor decides to not pursue or maintain any such Patent Rights then Licensor shall provide TGTX with at least 30 days’ notice before discontinuing the filing, prosecution or maintenance of such Patent Rights so that TGTX may assume responsibility for such activities in Licensor’s name but at TGTX’s expense. In such event, TGTX will no longer owe any royalty obligation on account of such (country-level) Patent Rights assumed by TGTX.

6.3        Certification under Drug Price Competition and Patent Restoration Act. Each of Licensor and TGTX shall immediately give written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensor Patents covering a Compound or a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale in the US of a Licensed Product by a Third Party.

6.4        Listing of Patents. TGTX shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations publication pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country. Licensor will co-operate with TGTX to list any of said Licensor Patents.

6.5        Enforcement of Patents.

(a)       Notice. If either Licensor or TGTX believes that a Licensor Patent is being infringed in the Field, or that Licensor Know-How has been misappropriated in the Field, by a Third Party or if a Third Party claims that any Licensor Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other and provide it with details of such infringement, misappropriation or claim that are known by such Party.

(b)       Right to Bring an Action for Licensor’s Patents. If such infringement, misappropriation or claim is in one or more of the Major Markets in respect of Licensor Patents, Licensor shall have the right to attempt to resolve such infringement, misappropriation or claim, including by filing an infringement suit, defending against or bringing a declaratory judgment action as to such claim or taking other similar action (each, “initiation” of an “Action”) and (subject to Section 6.5(e)) to compromise or settle such infringement or claim. TGTX may, in its sole discretion and at its expense, join in any such Action and in such case shall reasonably cooperate with Licensor. If Licensor does not intend to initiate an Action, Licensor shall promptly inform TGTX. If Licensor does not initiate an Action with respect to such an infringement or claim within 180 days following notice thereof, TGTX shall have the right to attempt to resolve such infringement, misappropriation or claim, including by initiating an Action, and (subject to Section 6.5(e)) to compromise or settle such infringement, misappropriation or claim. At TGTX’s request, Licensor shall immediately provide TGTX with all relevant documentation (as may be requested by TGTX) evidencing that TGTX is validly empowered by the Licensor to initiate an Action. Licensor shall be under the obligation to join TGTX in its Action if TGTX determines that this is necessary to demonstrate “standing to sue.” The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.5. If a Party initiates an Action but then elects not to pursue the Action, the other Party shall have the right (but not the obligation) to take over the Action, in which case the second Party shall be deemed to have been the initiating Party.

(c)       Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX and subject to Section 6.5(f), each Party involved in an Action under Section 6.5(b) shall pay its own costs and expenses incurred in connection with such Action.

(d)       Settlement. No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Action by admitting that any Licensor Patent is to any extent invalid or unenforceable, or that any Licensor Know-How is not protected or has not been misappropriated, without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) an Action in a way that adversely affects or would be reasonably expected to adversely affect any of TGTX’s rights or benefits hereunder with respect to any Licensor Technology or any Licensed Product, without TGTX’s prior written consent.

(e)       Reasonable Assistance. Each Party (if it is not the Party enforcing or defending Licensor’s Patent Rights) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f)       Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Action pursuant to this Section 6.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any costs incurred; (ii) to reimburse the Party not initiating such Action for its costs incurred in such Action, if it joins (as opposed to taking over) such Action; and (iii) the remaining amount of such recovery shall (A) if TGTX initiated the Action, the remainder shall be allocated to TGTX and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by TGTX and TGTX shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to TGTX and (B) if Licensor initiated the Action, the remainder shall be allocated to TGTX and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by TGTX and TGTX shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to 50% to Licensor and 50% to TGTX.

6.6           Third Party Actions Claiming Infringement.

(a)          Notice. If either Licensor or TGTX becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party.

(b)          Right to Defend. TGTX shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 6.6(a) and (subject to Section 6.6(f)) to compromise or settle such Third Party Action. If TGTX declines or fails to assert its intention to defend such Third Party Action within 40 days of receipt/sending of notice under Section 6.6(a), then Licensor shall have the right, at its sole expense, to defend such Third Party Action and (subject to Section 6.6(f)) to compromise or settle such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)          Consultation. The Party defending a Third Party Action pursuant to Section 6.6(b) shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party, pursuant to an appropriate joint defense or common interest agreement, on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to join the Third Party Action and be represented by independent counsel of its own choice at its own expense.

(d)          Appeal. In the event that a judgment in a Third Party Action is entered against either Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) before the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party in the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)          Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of Section 6.6(c)).

(f)          No Settlement without Consent. Neither Licensor or TGTX shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Third Party Action by admitting that any Licensor Patent is to any extent invalid or unenforceable or that any Licensed Product, or its use, Development, importation, manufacture or sale infringes such Third Party’s intellectual property rights, in each case without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect TGTX’s rights and benefits hereunder with respect to any Licensor Technology or any Licensed Product, without TGTX’s prior written consent.

ARTICLE VII
CONFIDENTIALITY

7.1           Definitions. The Parties recognize that disclosures of Confidential Information between them before the Effective Date were subject to the Confidential Disclosure Agreement between them dated April 29, 2014. TGTX and Licensor each recognizes that during the Term, it may be necessary for a Party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to another Party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article VII. Neither TGTX nor Licensor shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information (including information relating to the business, operations and products of a Party or any of its Affiliates) disclosed by the Disclosing Party to the Receiving Party and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days after such oral disclosure, including but not limited to any technical information, Know-How, trade secrets, or inventions (whether patentable or not), that such Party discloses to another Party under this Agreement, or otherwise becomes known to another Party by virtue of or that relates to this Agreement.

7.2           Obligation. Licensor and TGTX agree that they will disclose the other Party’s Confidential Information to its own (or its respective Affiliate’s, or with respect to TGTX, its Sublicensees’) officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent. In all events, however, any and all disclosure to a Third Party (or to any such Affiliate or Sublicensee) shall be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Article VII. The Party which disclosed Confidential Information of the other to any Third Party (or to any such Affiliate or Sublicensee) shall be responsible and liable for any disclosure or use by such Third Party, Affiliate or Sublicensee (or its disclosees) which would have violated this Agreement if committed by the Party itself. No Party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each Party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Party, upon the other’s request, shall return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, within 60 days after the request, except for one archival copy (and such electronic copies that exist as part of the Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement.

7.3           Exceptions. The non-use and non-disclosure obligations set forth in this Article VII shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a)          at the time of disclosure is in the public domain;

(b)          after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(c)          is made available to the Receiving Party by an independent Third Party without obligation of confidentiality; provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party hereunder; or

(d)          is independently developed by an employee of the Receiving Party not accessing or utilizing the Disclosing Party’s information.

In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

7.4           Third Party Information. The Parties acknowledge that the defined term “Confidential Information” shall include not only a Disclosing Party’s own Confidential Information but also Confidential Information of a Third Party which is in the possession of a Disclosing Party. TGTX and Licensor agree not to disclose to the other any Confidential Information of a Third Party which is in the possession of such Party, unless the other has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information.

7.5           Press Releases and Disclosure. Either Party may make press releases or public announcements regarding this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, but such Party shall use Commercially Reasonable Efforts to provide the text of such planned disclosure to the other Party sufficiently in advance of the scheduled disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure, and shall consider all reasonable comments of the other Party regarding such disclosure. (Provided, that no Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable US national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld.) Notwithstanding the above, once a public disclosure has been made, either Party shall be free to disclose to third parties any information contained in said public disclosure, without further pre-review.

7.6           Publication Rights. Until the first anniversary of the Effective Date, the following restrictions shall apply with respect to possible disclosure by either Party of the other Party’s Confidential Information relating to Licensed Products in any publication or presentation. A Party (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least 30 days before submission for publication by the Publishing Party or its Affiliates so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Notice”) the Publishing Party in writing, within 30 days after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than 90 days after the date of the Notice. In the case of Confidential Information, any of the non-publishing Party’s Confidential Information shall be deleted as requested. The Parties hereby agree that the need for such publication review may diminish over time and agree, every six months, to discuss and attempt to agree upon whether and/or when the obligations under this Section 7.6 may be discontinued.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Representations and Warranties. (a) TGTX represents and warrants to Licensor, and (b) Licensor represents and warrants to TGTX, in each case as of the Effective Date:

(a)          Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b)          Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c)          Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d)          This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(e)          To the best of such party’s knowledge, the execution, delivery and performance of this Agreement by such Party does not and will not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(f)          To the best of such party’s knowledge, all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not and will not violate any Law of any Governmental Body having authority over such Party;

(g)          No person or entity has or will have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h)          To the best of such party’s knowledge, no agreement between it and any Third Party is in conflict with the rights granted to any other party pursuant to this Agreement.

8.2          Additional Representations and Warranties of Licensor. Licensor represents and warrants to TGTX that:

(a)          No consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;

(b)          No claims have been asserted or threatened by any Person (i) challenging the validity, effective status, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any intellectual property right of any Person; and no such claims have been asserted or are threatened;

(c)          The Licensor Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(d)          The Licensor Patents constitute all Patent Rights owned or Controlled by Licensor that pertain directly and particularly to the research, Development, manufacture, use and Commercialization of the Licensed Products as currently envisioned; and

(e)          No Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensor Technology is invalid or unenforceable.

8.3           Disclaimer. Notwithstanding the representations and warranties set forth in this Article VIII, TGTX acknowledges and accepts the risks inherent in attempting to Develop and Commercialize any pharmaceutical product. There is no implied representation that the Compounds can be successfully Developed or Commercialized. The representations and warranties set forth in this Article VIII are provided in lieu of, and EACH PARTY HEREBY DISCLAIMS, all other warranties, express and implied, relating to the subject matter of this Agreement, the Licensor Technology, the Compounds and/or the Licensed Products, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, title and non-infringement of third party rights. Each Party’s representations and warranties under this Agreement are solely for the benefit of the other Party and may be asserted only by the other Party and not by any Affiliate, Sublicensee or any customer of the other Party, its Affiliates or Sublicensees. Each Party, its Affiliates and Sublicensees shall be solely responsible for all representations and warranties that it, its Affiliates or Sublicensees make to any customer, Affiliates or Sublicensees.

ARTICLE IX
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1           Indemnification by TGTX. TGTX shall indemnify, defend and hold Licensor and its Affiliates, and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any Third Party claim, demand, action or other proceeding (each, a “Claim”) related to (a) TGTX’s performance of its obligations or exercise (by it or its Affiliates or Sublicensees) of its rights under this Agreement; or (b) breach by TGTX of its representations and warranties set forth in Article VIII; provided, however, that TGTX’s obligations pursuant to this Section 9.1 shall not apply (x) to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Licensor Indemnitees, or (y) with respect to claims or suits arising out of breach by Licensor of this Agreement, including without limitation of its or their representations and warranties set forth in Article VIII.

9.2           Indemnification by Licensor. Licensor shall indemnify, defend and hold TGTX and its Affiliates and each of their respective agents, employees, officers and directors (the “TGTX Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any and all Claims related to (a) Licensor’s performance of its obligations or exercise (by it or its Affiliates) of its or their rights under this Agreement; or (b) breach by Licensor of its representations and warranties set forth in Article VIII; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (x) to the extent that such claims or suits result from the gross negligence or willful misconduct of any of the TGTX Indemnitees or (y) with respect to claims or suits arising out of a breach by TGTX of this Agreement, including without limitation its representations and warranties set forth in Article VIII.

9.3           No Consequential, Etc., Damages. EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE IX, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S AFFILIATES FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEVELOPMENT PROGRAM OR THE LICENSED TECHNOLOGY OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCTS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.4           Procedure.

(a)          The Party or other Person intending to claim indemnification under this Article IX (an “Indemnified Party”) shall promptly notify the opposed Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.)

(b)          If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c)          The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d)          The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e)          Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

9.5           Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article IX shall also be reimbursed by the Indemnifying Party..

9.6           Limitation of Liability. EACH PARTY SHALL HAVE NO REMEDY, AND EACH PARTY SHALL HAVE NO LIABILITY, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN ARTICLE IX OR CLAIMS FOR NON-PAYMENT, IN NO EVENT SHALL A PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED 50% OF THE AMOUNT PAID BY TGTX TO LICENSOR UNDER THIS AGREEMENT IN THE CASE OF LICENSOR OR EXCEED ONE MILLION DOLLARS IN THE CASE OF TGTX. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWO YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF THE OCCURRENCE THAT GAVE RISE TO THE CAUSE OF ACTION OR AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER.

9.7           Insurance. During the Term and for three years thereafter, TGTX shall obtain and maintain, at its own cost and expense, product liability insurance (or TGTX’s parent company shall obtain and maintain coverage for TGTX under its own product liability insurance policies) in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities, with Licensor identified as an additional named insured. It is understood and agreed that this insurance shall not be construed to limit TGTX’s liability with respect to its indemnification obligations hereunder. TGTX shall upon request provide to Licensor upon request a certificate evidencing the insurance TGTX is required to obtain and keep in force under this Section 9.7.

ARTICLE X
TERM AND TERMINATION

10.1         Term and Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. (The “Term” shall mean the period from the Effective Date until the earlier of termination of this Agreement as provided in this Article X or expiration of this Agreement upon the expiration of the last-to-expire Royalty Term.) The Parties confirm that subject to the foregoing sentence, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Licensor Patents have expired or been invalidated.

10.2         Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and, if desired, stating its intention to terminate this Agreement if such breach is not cured. If such breach is not capable of being cured, or is capable of being cured but nonetheless has not within 45 days after the receipt of such notice been cured, then the Party not in default shall (in addition to and not in lieu of all other available rights and remedies) be entitled to at its option either (a) terminate this Agreement immediately by written notice to the other Party, or (b) continue this Agreement in full force and effect and seek any legal or equitable remedies that the non-breaching Party may have. In case of a breach of an obligation to pay money, which obligation to pay is not disputed in good faith, the cure period shall be 15 days instead of 45 days. The Parties agree that any failure by TGTX to pay when due 100% of such portion of any amount of money owing from TGTX to Licensor as is not disputed in good faith by TGTX (subject to the 15-day cure period) shall conclusively be deemed to constitute a “material” breach. Notwithstanding the foregoing provisions, in the event of a good-faith dispute as to whether any alleged breach is in fact a breach, termination under this Section 10.2 in respect of such alleged breach shall not take effect unless and until (y) such dispute is resolved (by court or arbitration decision or otherwise) in favor of the Party alleging the breach or (z) the breaching Party’s denial that the alleged breach is in fact a breach ceases to be in good faith.

10.3         Termination for Bankruptcy. Licensor may terminate this Agreement immediately upon written notice to TGTX in the event that TGTX has a petition in bankruptcy filed against it that is not dismissed within 60 days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors. If TGTX has before such filing or such assignment entered into a written Sublicense which complies with Section 2.2, then the Sublicensee thereunder shall have the right to, by but only by delivering to Licensor within 30 days after such termination a written election to do so and a written assumption of all of TGTX’s past and future obligations, liabilities and duties under this Agreement, convert its Sublicense into a direct of license from Licensor of the same technology, for the same field and for the same territory, as had been provided for in the Sublicense and otherwise on the same terms and conditions as are set forth in this Agreement as if such Sublicensee were TGTX hereunder. TGTX may terminate this Agreement immediately upon written notice to Licensor in the event that Licensor has a petition in bankruptcy filed against it that is not dismissed within 60 days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors.

10.4         Effects of Termination/Expiration.

(a)          Articles I (Definitions), VII (Confidentiality), IX (Indemnification; Limitation of Liability; Insurance) and XI (Miscellaneous Provisions) and Sections 5.6 (Royalty Reports and Records Retention), 5.7 (Audits), 5.9 (Late Payments), 5.10 (Taxes) and 10.4 (Effects of Termination/Expiration) hereof shall survive the expiration or termination of this Agreement for any reason. In addition, upon termination of this Agreement by TGTX pursuant to Sections 10.2 or 10.3, then Section 6.6 (Third Party Actions Claiming Infringement) shall survive the expiration or termination of this Agreement.

(b)          Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c)          Upon termination of this Agreement by Licensor pursuant to Section 10.2, all licenses granted to TGTX hereunder shall terminate. If TGTX has before the breach entered into a written Sublicense which complies with Section 2.2, then the Sublicensee thereunder shall have the right to, by but only by delivering to Licensor within 30 days after such termination a written election to do so and a written assumption of all of TGTX’s past and future obligations, liabilities and duties under this Agreement and a tender of funds or other action to directly and fully cure TGTX’s breach, convert its Sublicense into a direct of license from Licensor of the same technology, for the same field and for the same territory, as had been provided for in the Sublicense and otherwise on the same terms and conditions as are set forth in this Agreement as if such Sublicensee were TGTX hereunder. In the event of termination by TGTX pursuant to Section 10.2, the licenses granted to TGTX hereunder shall continue in effect but become fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1       Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

11.2       Assignment.

(a)          Any assignment not in accordance with this Section 11.2 shall be void.

(b)          No assignment shall relieve the assigning Party of any of its responsibilities or obligations hereunder.

(c)          TGTX may not transfer or assign its rights or licenses or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, TGTX may assign its rights or licenses and/or delegate its obligations under this Agreement to an Affiliate or to a successor to all or substantially all of TGTX’s assets, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise, without Licensor’s prior written consent. As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to Licensor (and in a form reasonably acceptable to Licensor) all of TGTX’s obligations under this Agreement, whether arising before, at or after the assignment.

(d)          Licensor may not transfer or assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of TGTX, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, Licensor may, without TGTX’s prior written consent, assign its rights and/or delegate its obligations under this Agreement to an Affiliate, or to any person in a transaction in which Licensor also assigns all of its right, title and interest in all or substantially all of its Licensor Technology assets, including without limitation, intellectual property rights, to the same party contemporaneous with the assignment of this Agreement, or to a successor, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise. As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to TGTX (and in a form reasonably acceptable to TGTX) all of Licensor’s obligations under this Agreement, whether arising before, at or after the assignment.

11.3         Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4         Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

11.5         Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.6         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles.

11.7         Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by express courier service to the Party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other Party.

If to TGTX, addressed to:

TG Therapeutics, Inc.
3 Columbus Circle, 15th Floor

New York, NY 10019

Attention: Michael S. Weiss, Executive Chairman, Interim President and Chief Executive Officer

Email: msw@opuspointpartners.com

If to Licensor, addressed to:

General Counsel

Ligand Pharmaceuticals Incorporated

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Email: cberkman@ligand.com

11.8         Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

11.9         Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

11.10         Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.11         Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article IX hereof and the rights of Sublicensees set forth in Sections 10.2 and 10.4(c), the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. The enforcement of any obligation of Licensor under this Agreement shall only be pursued by TGTX or such Indemnified Party, and not Sublicensees (except as set forth in Sections 10.2 and 10.4(c)).

11.12         No Implied License. No right or license is granted to TGTX hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Licensor or its Affiliates, except by an express license granted hereunder. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by TGTX or its Affiliates, except by an express license granted hereunder.

11.13         No Right of Set-Off. Except as expressly provided in Section 5.7(b) of this Agreement, TGTX shall not have a right to set-off any royalties, milestones or other amount due to Licensor under this Agreement against any damages incurred by TGTX for a breach by Licensor of this Agreement.

11.14         Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Article VII and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief). This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

11.15         Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

11.16         Construction. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

11.17         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (.pdf) copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Matthew W. Foehr

Name:	Matthew W. Foehr

Title:	EVP/COO

TG THERAPEUTICS, INC.

By:	/s/ Michael S. Weiss

Name:	Michael S. Weiss

Title:	Executive Chairman, Interim President and Chief Executive Officer

Schedule 1

Compounds*

* Confidential material redacted and filed separately with the Commission.

Schedule 2

Licensor Know-How*

* Confidential material redacted and filed separately with the Commission.

Schedule 3

Licensor Patent Rights*

* Confidential material redacted and filed separately with the Commission.